EXHIBIT 99.2

PRESS RELEASE ISSUED AUGUST 13, 2007
AS TO AMEX ACTION

♦NEWS♦

FOR IMMEDIATE RELEASE:   August 13, 2007

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Sr. Vice President/GM
Galaxy Energy	Warrain Laird, Vice President
(360) 332-9821	CTA Integrated Communications
(800) 574-4294	(303) 665-4200

Amex Accepts Galaxy Energy’s Plan to Meet Amex’s Continued Listing Standards

Denver, Colo. – August 13, 2007 – Galaxy Energy Corporation (Amex: GAX) has received a notice from the American Stock Exchange (Amex) indicating that Amex has accepted Galaxy’s plan to regain compliance with the exchange’s continued listing standards.

On August 6, 2007, Amex notified Galaxy that the company had made a reasonable demonstration of its ability to regain compliance with the exchange’s continued listing standards. Amex has accepted Galaxy’s plan based on the expectation that Galaxy will complete its Purchase and Sale Agreement with PetroHunter Energy Corporation, a related party, and has continued Galaxy’s listing pursuant to an extension until September 30, 2007, by which time Galaxy must regain compliance with the continued listing standards. Galaxy will be subject to periodic review by Amex staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in Galaxy being delisted from Amex.

Galaxy announced on May 25, 2007, that it had received notice from Amex of Galaxy’s failure to satisfy Section 1003(a)(iii) of the Amex Company Guide for continued listing. Specifically, Galaxy’s stockholders’ equity as reported on Form 10-Q for the quarter ended February 28, 2007, did not meet the minimum stockholders’ equity standard of $6 million with losses from continuing operations and/or net losses in its five most recent fiscal years.

On June 22, 2007, Galaxy submitted a plan to Amex, to advise the exchange of action the company has taken, or will take, to bring Galaxy into compliance with all of Amex’s continued listing standards. These actions include the proposed sale of Galaxy’s oil and gas assets in the Powder River Basin to PetroHunter Energy Corporation, a related party.

The August 6, 2007, Amex notice also indicated that Galaxy is not in compliance with Section 1003(a)(i) and Section 1003(a)(ii) of the Company Guide based on a review of the company’s Form 10-Q for the period ended May 31, 2007. Specifically, Galaxy reported stockholders’ equity of less than $2 million and losses from continuing operations and/or net losses in its two out of its three most recent fiscal years, and stockholders’ equity of less than $4 million and losses from continuing operations and/or net losses in its three out of its four most recent fiscal years, respectively.

About Galaxy Energy

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, focuses its operations in the Powder River Basin of Wyoming and the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. Galaxy conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

Forward Looking Statement

This press release consists of forward looking statements regarding the intent, belief or current expectations of Galaxy and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. Galaxy assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to Galaxy’s filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, www.galaxyenergy.com or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Integrated Communications at (303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.

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